Exhibit (b)(1)

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BANK OF AMERICA, N.A.

One Bryant Park

New York, NY 10036

CONFIDENTIAL

March 20, 2018

salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

Attention: Joachim Wettermark

Project Malbec

Commitment Letter

Ladies and Gentlemen:

salesforce.com, inc., a Delaware corporation (“you” or the “Borrower”) has advised Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”) and Bank of America, N.A. (“Bank of America”; together with MLPFS, “we”, “us” or the “Commitment Parties”) that it intends to acquire (the “Acquisition”), directly or indirectly, all of the outstanding common stock of a company previously identified by you to us as “Malbec” (the “Target”). The Acquisition will be consummated pursuant to an Agreement and Plan of Merger by and among you, the Purchaser and the Target dated as of the date of this letter (the “Merger Agreement”). The Acquisition will be effected through (i) the purchase of shares of common stock of the Target by a wholly-owned subsidiary of the Borrower (the “Purchaser”) in the Offer (as defined in the Merger Agreement) and (ii) promptly following the closing of the Offer, the merger (the “Merger”) of Merger Sub with and into the Target pursuant to Section 251(h) of the Delaware General Corporation Law, with the Target surviving such Merger as your direct or indirect wholly-owned subsidiary. You have also advised the Commitment Parties that in connection with the Acquisition you intend to obtain the 364-day unsecured bridge term loan facility (the “Bridge Facility”) described in this Commitment Letter (as defined below) in an aggregate principal amount equal to $3,000,000,000 (as such amount may be reduced as set forth in the section under the heading “Mandatory Prepayments” in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by reference (the “Summary of Terms” or “Term Sheet”), and the Summary of Terms, together with this letter and the other exhibits and schedules hereto, the “Commitment Letter”)). The Acquisition, the entering into and funding of the Bridge Facility and all related transactions set forth in the Summary of Terms are hereinafter collectively referred to as the “Transactions.” All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms.

1. Commitments. In connection with the foregoing, Bank of America hereby commits to provide the full principal amount of the Bridge Facility to the Borrower (in such capacity, the “Initial Lender”) and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility, all upon the terms set forth in this Commitment Letter and in the Fee Letter (as hereinafter defined) and subject solely to the Funding Conditions (as hereinafter defined). MLPFS is pleased to advise you of its willingness to act as, and you hereby agree to engage MLPFS as, the sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”) for the Bridge Facility and in connection therewith MLPFS shall use its commercially reasonable efforts to form a syndicate of banks and financial institutions (including the Initial Lender) (collectively, the “Lenders”) in accordance with Section 3 hereof. For purposes of this Commitment Letter and the Fee Letter, (i) “Effective Date” shall mean the date of effectiveness of the Loan Documentation (as hereinafter defined) in accordance with the terms set forth under the heading “Conditions Precedent to Effectiveness” in the Term Sheet and (ii) “Funding Date” shall mean the date of the consummation of the Offer and on which the Bridge Facility shall be available.

Bank of America will act as sole Administrative Agent for the Bridge Facility, and MLPFS will act as Lead Arranger for the Bridge Facility. No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded unless you and we shall so agree in writing; provided that you may award agent or co-agent, but not bookrunner, titles in a manner that is expressly contemplated by the “syndication plan” agreed to by you and us in writing prior to the date hereof, with any changes that you request after the date hereof, subject to the Lead Arranger’s consent to such changes (not to be unreasonably withheld) (the “Syndication Plan”) or to any other institution that assumes a level of commitments in respect of the Bridge Facility that are commensurate with those contemplated by the Syndication Plan for other lenders with that title. It is understood and agreed that MLPFS will have the left and highest placement on any information memoranda and other marketing materials relating to the Bridge Facility, and shall hold the role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Bridge Facility.

2. Conditions to Financing. Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation for the Bridge Facility (the “Loan Documentation”) or any other agreement or other undertaking concerning the Transactions to the contrary, the only conditions (express or implied) to the availability and funding of the Bridge Facility on the Funding Date are as follows (such conditions, the “Funding Conditions”):

(a) (I) Except as disclosed in (x) the Target’s Annual Report filed on Form 10-K on February 22, 2018 or any other Company SEC Documents (as defined in the Merger Agreement (as in effect on the date hereof)) filed or furnished by the Target with the SEC (as defined in the Merger Agreement (as in effect on the date hereof)) on or after February 22, 2018 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) Section 4.8 of the Company Disclosure Letter (as defined in the Merger Agreement (as in effect on the date hereof)) or any other section or subsection of the Company Disclosure Letter, whether or not an explicit reference or cross-reference to Section 4.8 is made, for which it is reasonably apparent on its face that such information is relevant to Section 4.8 of the Company Disclosure Letter), from December 31, 2017 through the date hereof, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement (as in effect on the date hereof)); and (II) at the expiration of the Offer (as defined in the Merger Agreement), a Company Material Adverse Effect (as defined in the Merger Agreement (as in effect on the date hereof)) shall not have occurred since the date hereof and be continuing;

(b) the execution and delivery of the Loan Documentation by the parties thereto, on terms consistent with the Commitment Letter and subject to the Certain Funds Provision; and

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(c) the satisfaction (or waiver) of the other conditions precedent to the Funding Date expressly set forth in Exhibit B hereto.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documentation or any other agreement or other undertaking concerning the Transactions to the contrary, (i) the only conditions (express or implied) to the availability and funding of the Bridge Facility on the Funding Date are the Funding Conditions, (ii) the only representations and warranties the accuracy of which shall be a condition to the availability of the Bridge Facility on the Funding Date shall be the Specified Representations (defined below) and (iii) the terms of the Loan Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Funding Date if the Funding Conditions are satisfied (or waived). For purposes hereof, “Specified Representations” means (a) such of the representations and warranties made by the Target with respect to the Target and its subsidiaries in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that you (or your subsidiary or affiliate) have the right to terminate your (or its) obligations under the Merger Agreement, or decline to consummate the Acquisition, as a result of a breach of such representations and warranties in the Merger Agreement (the “Specified Merger Agreement Representations”) and (b) the representations and warranties of the Borrower in the Loan Documentation relating to (1) corporate or other organizational existence of the Borrower, (2) corporate power and authority of the Borrower to enter into the Loan Documentation, (3) the enforceability of the Loan Documentation against the Borrower, (4) due authorization, execution and delivery by the Borrower of the Loan Documentation, (5) the execution and delivery of the Loan Documentation does not conflict with (i) the organizational documents of the Borrower or (ii) any agreement or instrument evidencing indebtedness for borrowed money of the Borrower in a principal or committed amount in excess of $250,000,000 (“Material Debt”) (determined pro forma for the Transactions and without giving effect to any “material adverse effect” qualification or “materiality” qualification), (6) Federal Reserve margin regulations, (7) solvency on a consolidated basis as of the Funding Date (after giving effect to the Transactions) of the Borrower and its subsidiaries defined in a manner consistent with the form of solvency certificate attached hereto as Exhibit C, (8) Investment Company Act status, (9) use of proceeds does not violate sanctions (including OFAC) and anti-corruption laws (including FCPA) or the PATRIOT Act and (10) absence of an event of default under the Loan Documentation arising from (x) the bankruptcy of the Borrower, (y) the non-payment of any fees due and payable by the Borrower under the Loan Documentation or (z) an intentional breach by the Borrower of the merger covenant related to it under the Loan Documentation (the “Specified Credit Agreement Representations”). This paragraph shall be known as the “Certain Funds Provision.”

3. Syndication. The Lead Arranger reserves the right, prior to or after the Funding Date, to syndicate all or a portion of the Initial Lender’s commitment hereunder with respect to the Bridge Facility to one or more prospective Lenders; provided that the selection of Lenders and the allocations of the commitments among such Lenders shall be subject to your consent (such consent, during the period commencing on or after 60 days after the date hereof, not to be unreasonably withheld) (it being agreed that you consent, subject to the immediately following sentence, (x) to syndication and assignment of the commitments in respect of the Bridge Facility to the financial institutions and lenders in the Syndication Plan (with any changes that you request after the date hereof, subject to the Lead Arranger’s consent to such changes (not to be unreasonably withheld)) and (y) to allocations of the commitments to such Lenders described in the foregoing clause (x) as set forth in the Syndication Plan or, after the date that is 60 days after the date hereof, as otherwise determined by the Arrangers in consultation with you (each potential Lender to which you so consent, an “Approved Lender”); provided that notwithstanding the right of the Lead Arranger to syndicate the Bridge Facility and receive commitments with respect thereto, the Initial Lender shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the entire amount of the Bridge Facility pursuant to its commitment hereunder on the Funding Date) in connection with any syndication, assignment or participation of the Bridge Facility, prior to the funding of the entire amount (or such lesser amount as is requested by the Borrower in writing) of the Bridge Facility on the Funding Date, except pursuant to (a) the Loan Documentation, to the extent of the commitments of the Lenders party thereto that are Approved Lenders, in which case the commitment of the Initial Lender hereunder will be reduced dollar-for-dollar by the commitments of such Approved Lenders, or (b) a customary joinder or amendment to, or amendment or restatement of, this Commitment Letter executed by you and us (any such joinder, amendment or amendment and restatement, a “Joinder”) pursuant to which the Approved Lenders agree to become party to this Commitment Letter and to extend commitments directly to you on the terms set forth herein (in which case the commitment of the Initial Lender hereunder will be reduced dollar-for-dollar by the commitments of such Approved Lenders), and which, for the avoidance of doubt, shall not add any conditions to the availability of the Bridge Facility or modify the Commitment Letter in any matter other than technical modifications necessary to effectuate the addition of such Approved Lenders; provided further that the parties hereto shall cooperate in good faith to execute and deliver a Joinder promptly upon all of the Approved Lenders being identified in accordance with the terms hereof and agreeing to enter such a Joinder (with it being understood that the terms of this Commitment Letter shall not be modified in connection with any such Joinder, other than such technical modifications as may be necessary to effectuate the addition of such Approved Lenders).

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Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lender’s commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Bridge Facility and in no event shall the commencement or successful completion of syndication of the Bridge Facility constitute a condition to the availability or funding of the Bridge Facility on the Funding Date.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lender’s commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Bridge Facility and the successful completion of syndication of the Bridge Facility shall not constitute a condition to the availability of the Bridge Facility on the Funding Date. The Lead Arranger intends to commence syndication of the Bridge Facility promptly upon your acceptance of this Commitment Letter and the Fee Letter. Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) the 60th day following the Funding Date (the “Syndication Date”), you agree to actively assist the Lead Arranger in achieving a syndication of the Bridge Facility that is reasonably satisfactory to the Lead Arranger and you. Such assistance shall include your (a) assisting in the preparation of confidential offering memoranda and other customary marketing materials to be used in connection with the syndication of the Bridge Facility (collectively with the Summary of Terms, the “Information Materials”), (b) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing banking relationships, (c) your using commercially reasonable efforts to obtain as promptly as reasonably practicable after the date hereof, giving effect to the Transactions, Public Debt Ratings (as defined in the Summary of Terms) from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) and (d) making your officers and certain advisors available to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, at one meeting of prospective Lenders (or, if otherwise deemed reasonably necessary by the Lead Arranger, one or more meetings of prospective Lenders), at a time and location to be mutually agreed.

You further agree that, until the occurrence of the Syndication Date, you and your subsidiaries will not (and you will use commercially reasonable efforts (to the extent consistent with the Merger Agreement) to ensure that the Target and its subsidiaries will not) incur, issue, announce, offer, place or arrange any credit facility for the Borrower, the Target or their respective subsidiaries, in each case that would reasonably be expected to materially impair the primary syndication of the Bridge Facility (with it being understood that (i) the Term Loan Facility (as defined in the Summary of Terms), (ii) the issuance of the Senior Notes (as defined in the Summary of Terms), (iii) drawings under the Amended and Restated Credit Agreement, dated as of July 7, 2016, among the Borrower, certain subsidiaries of the Borrower, as guarantors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (as amended, restated, amended and restated, waived, supplemented or otherwise modified prior to the date hereof, the “Existing Revolving Credit Agreement”), and any amendment, restatement, amendment and restatement, supplement or other modification to the Existing Revolving Credit Agreement or refinancing or replacement thereof that does not increase the aggregate committed amount thereof (including any prepayment or redemption premiums, accrued interest thereon, and fees in connection therewith), (iv) any amendment, restatement, amendment and restatement, supplement or other modification to the Credit Agreement, dated as of July 7, 2016, among the Borrower, certain subsidiaries of the Borrower, as guarantors, the lenders party thereto and Bank of America, as administrative agent (as amended, restated, amended and restated, waived, supplemented or otherwise modified prior to the date hereof, the “Existing Term Loan Credit Agreement”) or refinancing or replacement thereof that does not increase the aggregate amount thereof (including any prepayment or redemption premiums, accrued interest thereon, and fees in connection therewith), (v) ordinary course equipment financings and capital leases, (vi) borrowings under ordinary course working capital, letter of credit or overdraft facilities, (vii) issuances of commercial paper, (viii) indebtedness with respect to capital leases or equipment financings incurred in the ordinary course of business, (ix) other debt (other than the Senior Notes) in an amount not to exceed $250,000,000 in the aggregate, (x) any Qualifying Term Loan Facility, (xi) any indebtedness of the Target and its subsidiaries not prohibited from being incurred or remaining outstanding under the Merger Agreement (including after giving effect to any consent by you or any of your affiliates to any such incurrence after the date hereof that you or any of your affiliates are required to give pursuant to the terms of the Merger Agreement), (xii) other indebtedness to the extent the net cash proceeds of such debt are utilized or to be utilized to refinance the loan relating to the 50 Fremont Tower, and in each case pay any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon), and (xiii) any other financing agreed by the Lead Arranger will not be deemed to materially impair the primary syndication of the Bridge Facility).

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Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (A) you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation or any confidentiality obligation binding on you, the Target and/or any of your or their respective affiliates; provided that you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to permit the provision of such information and, to the extent practicable and not prohibited by applicable law, rule or regulation, shall notify us of the information that is not being provided on the basis of such confidentiality obligations and (B) the financial statements required by Exhibit B hereto are the only financial statements that will be required in connection with the syndication of the Bridge Facility.

It is understood and agreed that the Lead Arranger will manage all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Approved Lenders and any titles offered to proposed Approved Lenders, when commitments will be accepted and the final allocations of the commitments among the Approved Lenders; provided that the selection of Approved Lenders and the allocations of the commitments among Approved Lenders shall be subject to the procedures and your rights set forth in the first paragraph of Section 3 hereof. It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Summary of Terms and in the Fee Letter.

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4. Information. You represent and warrant that (in each case, to your knowledge with respect to the Target and its subsidiaries) (a) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to the Commitment Parties by you or by any of your representatives (on your behalf) in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon assumptions that you believed to be reasonable at the time made (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved, and that actual results during the period or periods covered by such Projections may differ from projected results and such differences may be material) and (b) all written information, other than Projections and information of a general industry nature, which has been or is hereafter made available to the Commitment Parties by you or by any of your representatives (on your behalf) in connection with the Transactions (the “Information”), taken as a whole, is or will be (as of the date made available) correct in all material respects and does not or will not (as of the date made available) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time). If at any time from the date hereof until the later of the Funding Date and the Syndication Date, any of the representations and warranties contained in the foregoing sentence would not be correct in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to (in the case of information about the Target and its subsidiaries, use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information or Projections from time to time so that the representations and warranties contained in this paragraph remain correct in all material respects under those circumstances. In issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information without independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information. Without limiting your obligations under this paragraph, it is understood that the Initial Lender’s commitment with respect to the Bridge Facility hereunder is not conditioned upon the accuracy of, or your compliance with, the representations, warranties and covenants in this paragraph.

You acknowledge that the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on Syndtrak, IntraLinks or another similar electronic system. In connection with the syndication of the Bridge Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its affiliates, the Target or its affiliates, or the respective securities of any of the foregoing. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof, subject to confidentiality undertakings satisfactory to you (it being understood and agreed that (i) customary procedures employed by us for providing prospective Lenders access via Syndtrak (or another similar electronic system) to information and other materials related to the Bridge Facility and the confidentiality terms to be accepted by prospective Lenders in connection therewith are satisfactory to you for such purpose provided that such confidentiality terms are no less favorable to you than those contained herein and (ii) and the Information Materials shall exculpate us, you, the Target and our, your and the Target’s respective affiliates with respect to any liability related to the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof).

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5. Fees, Expenses and Indemnities. You agree to pay, or cause to be paid, the fees set forth in the separate fee letter relating to this Commitment Letter addressed to you dated the date hereof (the “Fee Letter”). In addition, by executing this Commitment Letter, you agree, whether or not the Funding Date occurs, to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (in the case of fees, disbursements and other charges of counsel, limited to the reasonable fees, disbursements and other charges of one counsel to the Commitment Parties (taken together) and, if reasonably necessary, of one local counsel in any relevant jurisdiction) incurred in connection with the Bridge Facility, the syndication thereof and the preparation of the Loan Documentation (the “Expenses”). You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each of the Commitment Parties and each of their respective affiliates and controlling persons, successors and assigns and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (in the case of fees, disbursements and charges of counsel, limited to the reasonable and documented fees, disbursements and other charges of one counsel to all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) for all affected Indemnified Parties taken together)) that may be incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with (a) this Commitment Letter, the Fee Letter, the Merger Agreement or any Transaction or (b) the Bridge Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s or any of its Related Persons’ (as defined below) bad faith, gross negligence or willful misconduct, (ii) the material breach by such Indemnified Party or any of its Related Persons of its obligations under this Commitment Letter or (iii) any dispute solely among Indemnified Parties (not arising as a result of any act or omission by you or any of your affiliates) other than claims against an Indemnified Party in its capacity or as a result of fulfilling its role as an agent, bookrunner, arranger or any other similar role under the Bridge Facility. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors, the Target, its subsidiaries or any other third party or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries pursuant hereto, except to the extent of your and their direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s or any of its Related Persons’ gross negligence or willful misconduct or a material breach by such Indemnified Party or any of its Related Persons of its obligations under this Commitment Letter. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent resulting from the gross negligence or willful misconduct of such Indemnified Party or any of its Related Persons or the material breach by such Indemnified Party or any of its Related Persons of its obligations under this commitment letter as determined by a final and nonappealable judgment of a court of competent jurisdiction. You shall not be liable to us or any Indemnified Party for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Bridge Facility, the use of the proceeds thereof, the Transactions or any related transaction; provided that this sentence shall not limit your indemnification obligations as set forth in this paragraph. For purposes hereof, a “Related Person” of an Indemnified Party means (a) any controlling person, controlled affiliate or subsidiary of such Indemnified Party, (b) the respective directors, officers or employees of such Indemnified Party or any of its subsidiaries, controlled affiliates or controlling persons and (c) the respective agents and advisors of such Indemnified Party or any of its subsidiaries, controlled affiliates or controlling persons.

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6. Confidentiality, Other Obligations, Miscellaneous. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may (i) disclose this Commitment Letter and the Fee Letter as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (ii) disclose this Commitment Letter and the Fee Letter to your and your affiliates’ respective officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter, (iii) disclose this Commitment Letter but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (iv) disclose this Commitment Letter but not the Fee Letter to the Target and its officers, directors, accountants, attorneys and other professional advisors on a confidential and need to know basis in connection with their consideration of the Transactions, (v) to the extent portions thereof have been redacted in a customary manner to be reasonably agreed by us, disclose the Fee Letter to the Target and, its officers, directors, accountants, attorneys and other professional advisors on a confidential and need to know basis, (vi) after your acceptance of this Commitment Letter and the Fee Letter, disclose the aggregate fees payable under the Fee Letter (but not the Fee Letter itself) in generic disclosure of aggregate sources and uses contained in any offering memorandum, prospectus or other marketing materials relating to the Bridge Facility, (vii) disclose the Commitment Letter to any rating agency on a confidential basis, (viii) after your acceptance hereof, this Commitment Letter (but not the Fee Letter) to potential Lenders in coordination with us as contemplated by Section 3 above, and (ix) disclose the Commitment Letter and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby or thereby or enforcement hereof and thereof; provided that the foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its fees and substance) on the date that is two years following the termination of this Commitment Letter in accordance with its terms. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of us is required to obtain, verify and record information that identifies you, which information includes your and their names and addresses and other information that will allow us to identify you in accordance with the Act.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.

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In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your subsidiaries’ understanding, that: (a) (i) the arranging and other services described herein regarding the Bridge Facility are arm’s-length commercial transactions between you and your subsidiaries, on the one hand, and the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the financing transactions contemplated hereby; (b) each of the Commitment Parties has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity; and (c) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and neither Commitments Party has any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

In addition, please note that MLPFS was retained by the Borrower as its financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. Each of the parties hereto agree not to assert any claim they might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, MLPFS’s relationship with the parties hereto as described and referred to herein and with respect to the other financing transactions in connection therewith.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (x) the accuracy of any representations and warranties made by or on behalf of the Target and its subsidiaries in the Merger Agreement and whether as a result of any inaccuracy thereof you (or your subsidiary or affiliate) have the right to terminate your (or its) obligations under the Merger Agreement, or decline to consummate the Acquisition, as a result of a breach of such representations and warranties in the Merger Agreement, (y) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and (z) the interpretation of the definition of Company Material Adverse Effect and whether a Company Material Adverse Effect has occurred shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. With respect to any suit, action or proceeding arising in respect of this Commitment Letter, the Fee Letter, the transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or us will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or any Commitment Party.

9

The provisions of Sections 3, 4, 5 and 6 shall remain in full force and effect regardless of whether Loan Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder; provided that (i) Sections 3 and 4 shall terminate upon the termination of this Commitment Letter if the Loan Documentation shall not have been entered and (ii) the reimbursement and indemnification obligations under this Commitment Letter shall be automatically superseded by any corresponding provisions of the definitive Loan Documentation, to the extent covered thereby.

The Commitment Parties shall use all information received by them in connection with the Transactions (“Confidential Information”) solely for the purposes of providing the services that are the subject of this Commitment Letter and agree to maintain the confidentiality of the Confidential Information and not to publish, disclose or otherwise divulge such information, except that Confidential Information may be disclosed (a) to their affiliates and their and their affiliates’ respective partners, directors, officers, employees, trustees, advisors and agents (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), in which case the Commitment Parties agree to the extent reasonably practicable and not prohibited by applicable law, rule, regulation or order, to inform you promptly of the disclosure thereof, (c) to the extent required by applicable laws, rules or regulations or by any subpoena or order or similar legal process (in which case the Commitment Parties agree to the extent not prohibited by applicable law, rule, regulation or order, to inform you promptly of the disclosure thereof), (d) in connection with performing the services described herein and consummating the transactions contemplated hereby, to any prospective Lender subject to the confidentiality agreements set forth in the Information Materials, (e) to potential counterparties to any swap or derivative transaction, subject to the confidentiality agreements set forth in the Information Materials or otherwise no less favorable to you than this paragraph, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, the Bridge Facility or the enforcement of rights thereunder, (g) with the prior written consent of the Borrower, (h) in connection with obtaining CUSIP numbers or (i) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this paragraph or (y) becomes available to such Commitment Party from a source other than you (or your representatives) that is not, to the Commitment Party’s knowledge, subject to confidentiality or fiduciary obligations owing to you or any of your subsidiaries. Notwithstanding the foregoing, the Commitment Parties shall not be required to provide notice of any permitted disclosures made in connection with any regulatory review of any Commitment Party by any governmental agency or examiner or regulatory body with jurisdiction over any Commitment Party. The provisions of this paragraph shall automatically terminate upon the earlier of (i) the date that the Loan Documentation is entered into (at which time the confidentiality provisions therein shall govern) and (ii) two years following the date of this Commitment Letter.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic means (such as by email in “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart thereof.

10

This Commitment Letter (including the exhibits hereto) and the Fee Letter embody the entire agreement and understanding among the Commitment Parties, you and your affiliates with respect to the Bridge Facility and supersede all prior agreements and understandings relating to the specific matters hereof. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and, to the extent expressly provided herein, the Indemnified Parties. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter shall not be assignable by any party hereto (except by us as expressly contemplated in Section 3 of this Commitment Letter, to the extent constituting an assignment pursuant to a Joinder executed by you and us) without the prior written consent of each other party hereto (and any such purported assignment, unless made in accordance with the provisions referred to in the prior parenthetical in this sentence, without such consent shall be null and void).

Notwithstanding anything in this Commitment Letter or the Fee Letter to the contrary, the parties hereby agree that MLPFS may, without notice to the Borrower or any other person or entity, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s and its subsidiaries’ (taken as a whole) investment banking, commercial lending services or related businesses are transferred following the date of this Commitment Letter. For the avoidance of doubt, the foregoing shall not affect the obligations of the Initial Lender under this Commitment Letter in any respect.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Bridge Facility is subject only to the Funding Conditions and that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Acquisition or to draw down any portion of the Bridge Facility.

This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 11:59 p.m. New York City time on March 20, 2018 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission or other electronic means (such as by email in “pdf” or “tif” format)), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (i) the date that is five (5) business days after the “Outside Date” (as defined in the Merger Agreement as in effect on the date hereof, after giving effect to any extension thereof in accordance with Section 9.1(d) of the Merger Agreement as in effect on the date hereof), (ii) the consummation of the Acquisition without the use of the Bridge Facility, (iii) the date of the termination in accordance with the terms of the Merger Agreement of your obligations under the Merger Agreement to consummate the Acquisition, (iv) the sole election of the Borrower (in its sole discretion) to terminate this Commitment Letter in writing to the Lead Arranger and (v) the Effective Date.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

11

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Arti Dighe
Name: Arti Dighe
Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Jeffery P. Standisa
Name: Jeffery P. Standisa
Title: Director

[Project Malbec - Signature Page to Commitment Letter]

Accepted and agreed to

as of the date first written above:

SALESFORCE.COM, INC.

By:	/s/ Mark J. Hawkins
Name: Mark J. Hawkins
Title: President and Chief Financial Officer

[Project Malbec - Signature Page to Commitment Letter]

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

SALESFORCE.COM, INC.

$3,000,000,000 BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter to which this Summary of Terms and Conditions is attached.

BORROWER:	salesforce.com, inc., a Delaware corporation (the “Borrower”).

GUARANTORS:	None.

TRANSACTIONS:	The Borrower intends to acquire a company previously identified by you to us as “Malbec” pursuant to the Agreement and Plan of Merger, dated as of March 20, 2018 (as amended, waived, supplemented or otherwise modified prior to the date hereof, the “Merger Agreement” ), among the Borrower, the Purchaser and the Target for the aggregate cash and equity consideration set forth in the Merger Agreement as in effect on the date hereof (“Acquisition Consideration”). In connection with the Acquisition, the Borrower intends to (i) obtain the Bridge Facility and (ii) pay the fees and expenses incurred in connection with the foregoing. It is anticipated that some or all of the Bridge Facility will be replaced on or prior to the Funding Date or refinanced after the Funding Date by one or more of the following: (i) the issuance of senior unsecured notes by the Borrower through a public offering or in a private placement (the “Senior Notes”) and (ii) the establishment of a senior unsecured term loan facility (the “Term Loan Facility”, together with the Senior Notes, the “Permanent Financing”). The Borrower also intends to amend, restate, amend and restate, supplement or otherwise modify or replace or refinance (i) the Existing Revolving Credit Agreement to, among other things, extend the maturity date, modify the interest rate, remove the subsidiary guaranty requirement and conform the covenants, representations and warranties and events of default (among other terms) to those set forth herein and (ii) the Existing Term Loan Credit Agreement to, among other things, modify the interest rate, remove the subsidiary guaranty requirement and conform the covenants, representations and warranties and events of default (among other terms) to those set forth herein.

The transactions described in the foregoing paragraph are referred to herein collectively as the “Transactions”.

ADMINISTRATIVE AGENT:	Bank of America, N.A. shall act as sole administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

SOLE LEAD ARRANGER AND SOLE BOOKRUNNER:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) will act as sole lead arranger and sole bookrunner for the Bridge Facility (the “Lead Arranger”).

LENDERS:	A syndicate of banks and other financial institutions (including the Initial Lender) arranged by the Lead Arranger in accordance with the Commitment Letter (collectively, the “Lenders”).

FACILITY:	A $3,000,000,000 364-day senior unsecured bridge term loan facility (as such amount may be reduced as set forth in the section under the heading “Mandatory Prepayments” below) (the “Bridge Facility”).

PURPOSE:	The proceeds of the Bridge Facility shall be used by the Borrower to (i) finance a portion of the Acquisition Consideration and (ii) pay costs and expenses related to the Transactions.

AVAILABILITY:	The Bridge Facility shall be available in a single drawing on the Funding Date.

INTEREST RATES AND FEES:	As set forth in Schedule I.

MATURITY:	The Bridge Facility will mature on the date that is 364 days after the Funding Date.

AMORTIZATION:	None.

OPTIONAL PREPAYMENTS:	The Borrower may in its sole discretion prepay the Bridge Facility in whole or in part and, if the Bridge Facility is paid in whole, terminate the Loan Documentation, at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

MANDATORY PREPAYMENTS:	The following amounts shall be applied to prepay the loans outstanding under the Bridge Facility within three (3) business days of receipt of such amounts (and, prior to the Funding Date, the commitments under the Bridge Facility, pursuant to the Commitment Letter or Loan Documentation (as applicable), shall be automatically and permanently reduced by such amounts) (it being understood that amounts set forth in clause (a) below shall only be required to be applied to reduce commitments under the Bridge Facility prior to the Funding Date):

(a) 100.0% of the committed amount of any term loan credit facility entered into for the purpose of financing the Transactions (such reduction to occur automatically upon the effectiveness of definitive documentation for such term loan credit facility and receipt by the Lead Arranger of a notice from the Borrower that such term loan credit facility constitutes a Qualifying Term Loan Facility (as defined below));

(b) 100.0% of the Net Cash Proceeds (as defined below) from the incurrence of debt for borrowed money by the Borrower or any of its subsidiaries (excluding (i) intercompany debt of such entities, (ii) borrowings under the Existing Revolving Credit Agreement or any revolving facility in replacement thereof in an amount up to $1,000,000,000, (iii) any refinancing, replacement, amendment, restatement, amendment and restatement, supplement or other modification to the Existing Term Loan Credit Agreement that does not increase the aggregate amount thereof; (iv) any borrowings under ordinary course working capital, letter of credit or overdraft facilities, (v) issuances of commercial paper, (vi) indebtedness with respect to capital leases or equipment financings incurred in the ordinary course of business, (vii) other debt (other than the Senior Notes) in an amount not to exceed $250,000,000 in the aggregate, (viii) any Qualifying Term Loan Facility that has reduced commitments under the Bridge Facility pursuant to clause (a) above and (ix) other indebtedness to the extent the Net Cash Proceeds of such debt are utilized or to be utilized to refinance the loan relating to the 50 Fremont Tower, and in each case pay any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon);

(c) 100.0% of the Net Cash Proceeds from the issuance of any equity interests by the Borrower (other than (i) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (ii) issuances among the Borrower and its subsidiaries and (iii) issuances as consideration for the Acquisition or any other acquisition by the Borrower or any of its subsidiaries); and

(d) 100.0% of the Net Cash Proceeds from the sale or other disposition of assets of the Borrower or any of its subsidiaries outside the ordinary course of business (including issuances of stock by the Borrower’s subsidiaries) (except for (i) asset sales (including issuances of stock by the Borrower’s subsidiaries) between or among such entities and (ii) asset sales (including issuances of stock by the Borrower’s subsidiaries), the net cash proceeds of which do not exceed $25,000,000 in any single transaction or related series of transactions or $250,000,000 in the aggregate), to the extent that such proceeds are not reinvested (or committed to be reinvested) in the business of the Borrower or any of its subsidiaries within nine (9) months following receipt thereof.

“Net Cash Proceeds” means, with respect to any event, the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds actually received by the Borrower or its domestic subsidiaries in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of the sum, without duplication, of (i) all fees and expenses incurred in connection with such event by the Borrower and its subsidiaries, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction) of an asset, the amount of all payments required to be made by the Borrower and its subsidiaries as a result of such event to repay debt for borrowed money secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its subsidiaries, and the amount of any reserves established by the Borrower and its subsidiaries in accordance with GAAP or other applicable accounting standards to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Borrower); provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon determination thereof, shall then constitute Net Cash Proceeds.

“Qualifying Term Loan Facility” shall mean a term loan facility entered into by the Borrower for the purpose of financing the Transactions that is subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Facility, as determined by the Borrower in its reasonable discretion.

The Borrower shall give the Administrative Agent prompt written notice of any commitment reduction or prepayment required pursuant to this section or of having entered into a Qualifying Term Loan Facility.

Amounts prepaid pursuant to any mandatory prepayment of the loans may not be re-borrowed. Mandatory prepayments and commitment reductions shall be allocated first to any outstanding loans, and second to any outstanding commitments.

COMMITMENT TERMINATION:	The commitments in respect of the Bridge Facility will terminate in their entirety automatically upon the funding of the entire amount (or such lesser amount as is requested by the Borrower in writing) of the Bridge Facility on the Funding Date. In addition, (i) at any time after the Effective Date and prior to the Funding Date, the Borrower shall have the right to terminate commitments in respect of the Bridge Facility in whole or in part in its sole discretion and (ii) the commitments of the Lenders will expire on the earliest of (A) the date that is five (5) business days after the “Outside Date” (as defined in the Merger Agreement as in effect on the date hereof, after giving effect to any extension thereof in accordance with Section 9.1(d) of the Merger Agreement as in effect on the date hereof), (B) the consummation of the Acquisition without the use of the Bridge Facility and (C) the date of the termination in accordance with the terms of the Merger Agreement of your obligations under the Merger Agreement to consummate the Acquisition.

COLLATERAL:	None.

CONDITIONS PRECEDENT TO EFFECTIVENESS:	The effectiveness of the Loan Documentation on the Effective Date will be subject solely to the satisfaction of the following conditions precedent:

(i) the execution and delivery of the Loan Documentation by the parties thereto, on terms consistent with the Commitment Letter and subject to the Certain Funds Provision and

(ii)  the Lenders shall have received, at least three (3) business days prior to the Effective Date, all documentation and other information relating to the Borrower as has been reasonably requested in writing at least ten (10) business days prior to the Effective Date by any such Lender that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

The occurrence of the Effective Date shall be confirmed by a written notice from the Administrative Agent to the Borrower on the Effective Date, and shall be conclusive evidence of the occurrence thereof.

CONDITIONS PRECEDENT TO FUNDING:	The loans under the Bridge Facility shall be available on the date (the “Funding Date”) on which the Funding Conditions are satisfied or waived.

CERTAIN FUNDS PERIOD:	In the event the Loan Documentation is entered into prior to the Funding Date, then during the period from and including the Effective Date to and including the funding of the Bridge Facility on the Funding Date, and notwithstanding (i) that any representation made on the Effective Date (excluding the Specified Representations) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants and financial covenants, (iii) any provision to the contrary in the Loan Documentation or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its commitments under the Bridge Facility (except as set forth in “Mandatory Prepayments” above), (2) rescind, terminate or cancel the Loan Documentation or exercise any right or remedy or make or enforce any claim under the Loan Documentation, related notes, related fee letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of its loan, (3) refuse to participate in making its loan; provided that the Funding Conditions have been satisfied or waived, or (4) exercise any right of set-off or counterclaim in respect of its loan to the extent to do so would prevent, limit or delay the making of its loan. Notwithstanding anything to the contrary provided herein, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any applicable Funding Condition is not satisfied or waived on the Funding Date and (B) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

DOCUMENTATION PRINCIPLES:	The definitive documentation shall be based on and substantially similar to the Documentation Precedent (as defined in the Fee Letter) and shall contain only the representations, warranties, covenants and events of default set forth in this Term Sheet. The phrase “substantially similar to the Documentation Precedent” and words of similar import mean substantially the same as the Documentation Precedent, with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the nature of the Bridge Facility as a bridge facility) and the Fee Letter, (b) to reflect the operational or administrative requirements of the administrative agent as reasonably agreed by Borrower, (c) to accommodate the structure of the Acquisition and the operational and strategic requirements of the Borrower and its subsidiaries (including as to the operational and strategic requirements of the Target and its subsidiaries), particularly in light of the industries, businesses, business practices of the Borrower, the Target and their respective subsidiaries, the Borrower’s proposed business plan and the disclosure schedules to the Merger Agreement, and (d) subject to clause (a), with modifications to be agreed to basket amounts, carveouts and thresholds to reflect the Funding Date leverage and consolidated earnings and assets of the Borrower and its subsidiaries.

REPRESENTATIONS AND WARRANTIES:	Limited to the following and substantially similar to the Documentation Precedent: (i) existence and standing; (ii) authorization and validity; (iii) no conflict; government consent; (iv) financial statements; (v) material adverse effect (as of Funding Date); (vi) solvency (defined in a manner consistent with the solvency certificate attached to the Commitment Letter to which this Term Sheet is attached); (vii) litigation; (viii) disclosure (limited to information provided by the Borrower in connection with the negotiation of the Loan Documentation and in no event less favorable to the Borrower than the representation relating thereto in the Commitment Letter); (ix) Regulation U; (x) Investment Company Act and (xi) sanctions (including OFAC), anti-corruption laws (including FCPA) and PATRIOT Act (as set forth on Schedule II to this Exhibit A). Notwithstanding the foregoing, the availability of the Bridge Facility on the Funding Date is subject to the Certain Funds Provision. Subject to the Certain Funds Provision, all representations shall be made on the Effective Date and on the Funding Date, and all representations made on the Funding Date shall be made giving effect to the Acquisition.

COVENANTS:	Limited to the following and substantially similar to the Documentation Precedent, commencing on the Effective Date (except as otherwise set forth below):

(a)   Affirmative Covenants: (i) financial reporting, compliance certificates and other information, (ii) use of proceeds, (iii) delivery of notices of any default, (iv) conduct of business, (v) compliance with laws, (vi) inspection; keeping of books and records; (vii) payment of taxes and (viii) maintenance of sanctions and anti-corruption policies and procedures (as set forth on Schedule II to this Exhibit A).

(b)   Negative Covenants: Restrictions on (i) liens; (ii) merger (which shall, for the avoidance of doubt, permit the Merger without conditions); (iii) sale of assets; and (iv) use of proceeds in connection with sanctions (including OFAC) and anti-corruption laws (including FCPA) (as set forth on Schedule II to this Exhibit A).

(c)   Financial Covenant: Limited to a Consolidated Leverage Ratio (to be defined in a manner no less favorable to the Borrower than under the Existing Revolving Credit Agreement) of not greater than 3.50x; provided that at the election of the Borrower, exercised by written notice delivered by the Borrower to the Administrative Agent at any time prior to the date that is 30 days following consummation of any Material Acquisition by the Borrower or any subsidiary, such maximum Total Leverage Ratio shall be increased to 4.50 to 1.00; provided, further, that such increase (x) shall not go into effect until the consummation of such Material Acquisition, (y) shall only apply for a period of four full fiscal quarters after the consummation of such Material Acquisition and (z) the maximum Total Leverage Ratio covenant level shall not exceed 3.50x for more than four consecutive fiscal quarters.

The Consolidated Leverage Ratio will be calculated on a consolidated basis for each consecutive four fiscal quarter period, commencing with the first fiscal quarter after the
Funding Date. EBITDA will be defined in a manner no less favorable to the Borrower than under the Existing Revolving Credit Agreement, subject to changes to be agreed and to reflect the consummation of the Acquisition. Indebtedness will be defined to include only
(i) obligations for money borrowed, (ii) obligations for deferred purchase price or services
(other than (A) trade accounts payable, intercompany charges of expenses, deferred revenue and other accrued liabilities (including deferred payments in respect of services by employees), in each case incurred in the ordinary course of business and (B) any earn-out obligation or other post-closing balance sheet adjustment prior to such time as it becomes a liability on the balance sheet in accordance with GAAP)), (iii) capital lease obligations,
(iv) reimbursement obligations with respect to drawn letters of credit and banker’s acceptances, and (v) guarantees of the foregoing. Capital leases will be defined to exclude transactions classified as capital leases for accounting purposes but for which the Borrower and its subsidiaries do not make and are not required to make any cash payment.

If any time after the definitive agreement for any Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Debt as set forth in the definition of “Acquisition Debt”)), any Acquisition Debt (and the proceeds of such Acquisition Debt) shall be excluded from the determination of the Leverage Ratio . For purposes hereof, the term “Material Acquisition” shall mean any acquisition the total consideration for which is equal to or greater than $250,000,000 and “Acquisition Debt” shall mean any debt of the Borrower or any of its subsidiaries that has been issued for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing debt of the Borrower, any of its subsidiaries or the person(s) or assets to be acquired); provided that (a) the release of the proceeds thereof to the Borrower and its subsidiaries is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition is terminated prior to the consummation of such Material Acquisition or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such debt, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Borrower and its subsidiaries in respect of such debt) or (b) such debt contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such debt to be redeemed or prepaid if such Material Acquisition is not consummated by the date specified in the definitive documentation relating to such debt (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such debt, such debt is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be). Notwithstanding the foregoing, the availability of the Bridge Facility on the Funding Date is subject to the Certain Funds Provision.

EVENTS OF DEFAULT:	Limited to the following (and substantially similar to the Documentation Precedent), commencing on the Effective Date: (i) failure to make payments when due; (ii) breach of covenants; (iii) breach of representations and warranties; (iv) cross-default; (v) voluntary bankruptcy, appointment of receiver, etc.; (vi) involuntary bankruptcy, appointment of receiver, etc.; (vii) unfunded liabilities; (viii) judgments; (ix) other ERISA liabilities; (x) invalidity of loan documentation and guarantees (if any) and (xi) change of control (defined in a manner no less favorable to the Borrower than under the Existing Revolving Credit Agreement). Notwithstanding the foregoing, the availability of the Bridge Facility on the Funding Date is subject to the Certain Funds Provision.

ASSIGNMENTS AND PARTICIPATIONS:

Substantially similar to the Documentation Precedent:

Assignments: Subject to the consents described below, each Lender will be permitted to make assignments to other permitted assignees in respect of the Bridge Facility in a minimum amount equal to $10 million.

Consents: Prior to (and including) the Funding Date, the consent of the Borrower will be required unless the assignment is to an Approved Lender. After the Funding Date, the consent of the Borrower (which consent will not be unreasonably withheld or delayed) will be required unless (i) a bankruptcy Event of Default or Event of Default relating to the payment of principal when due has occurred and is continuing or (ii) the assignment is to an existing Lender, an affiliate of an existing Lender or an Approved Fund (as such term shall be defined in the Loan Documentation); provided that the Borrower shall be deemed to have consented to any such assignment after the Funding Date unless it shall object thereto by written notice to the Administrative Agent within ten (10) business days after having received notice thereof. The consent of the Administrative Agent (which consent will not be unreasonably withheld or delayed) will also be required for any assignment to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations without the consent of the Borrower, in a manner substantially similar to the Documentation Precedent.

WAIVERS AND AMENDMENTS:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the Bridge Facility (the “Required Lenders”), except that no such amendment shall (a) extend the final maturity of any loan or forgive all or any portion of the principal amount thereof payable to any Lender or reduce the rate or extend the scheduled time of payment of interest or fees thereon (other than as a waiver of the application of default rate) payable to any Lender without the consent of such Lender, (b) reduce the percentage specified in the definition of “Required Lenders” or any other relevant voting threshold or amend certain pro rata sharing provisions without the consent of all Lenders affected thereby or (c) extend the term of any commitment of any Lender under the Bridge Facility or increase the amount of any commitment of any Lender under the Bridge Facility without the consent of such Lender.

INDEMNIFICATION:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and their respective affiliates and controlling persons, successors and assigns and their respective officers, directors, employees, agents and advisors in a manner substantially consistent with Section 5 of the Commitment Letter.

GOVERNING LAW:	State of New York; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (x) the accuracy of any representations and warranties made by or on behalf of the Target and its subsidiaries in the Merger Agreement and whether as a result of any inaccuracy thereof you (or your subsidiary or affiliate) have the right to terminate your (or its) obligations under the Merger Agreement, or decline to consummate the Acquisition, as a result of a breach of such representations and warranties in the Merger Agreement, (y) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and (z) the interpretation of the definition of Company Material Adverse Effect and whether a Company Material Adverse Effect has occurred shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

PRICING/FEES EXPENSES:	As set forth in Schedule I.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction. The Loan Documentation will contain customary increased cost, withholding tax, capital adequacy, yield protection and EU bail-in provisions and shall reflect operational, agency, assignment and related provisions in each case that are substantially the same as the Documentation Precedent.

SCHEDULE I

INTEREST AND FEES

Interest:

At the Borrower’s option, loans will bear interest based on the Base Rate plus the Applicable Base Rate Margin (as hereinafter defined) or LIBOR plus the Applicable LIBOR Margin (as hereinafter defined), as described below:

A. Base Rate Option

Interest will be at an annual interest rate equal to the Base Rate plus the applicable Interest Margin (as described below). The “Base Rate” is defined as the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Administrative Agent’s prime rate (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) one month LIBOR adjusted daily plus 1%. Interest shall be payable quarterly in arrears on the last day of each March, June, September and December and shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.

B. LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six months as selected by the Borrower and will be at an annual rate equal to LIBOR (to be defined in the Loan Documentation) plus the applicable Interest Margin (as described below). LIBOR shall be determined in a manner customary for similar credit agreements with respect to which Bank of America acts as administrative agent and will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such period. Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”. LIBOR shall not be less than zero at any time for any purpose of the Loan Documentation. Except for the immediately preceding sentence, there shall be no “LIBOR floors”.

Default Interest:	All overdue principal, fees and other obligations under the Bridge Facility shall bear interest at a rate per annum of 2% in excess of the rate then applicable to such loan (including the applicable Interest Margin), fee or other obligation and shall be payable on demand of the Administrative Agent.

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Undrawn Commitment Fee:	The Borrower will pay to the Administrative Agent (for the ratable account of the Lenders) an undrawn commitment fee (the “Undrawn Commitment Fee”) equal to 0.125% per annum (calculated on the basis of actual number of days elapsed in a year of 360 days) on the aggregate principal amount of the commitments in respect of the Bridge Facility. Such fee shall accrue from and after the date that is the later of (i) ninety (90) days after the date of the Commitment Letter and (ii) the Effective Date to but excluding the earlier to occur of (i) the Funding Date and (ii) the termination or expiration of the commitments in respect of the Bridge Facility (such date, the “Fee Payment Date”). Such Undrawn Commitment Fee shall be due and payable in full on the Fee Payment Date.

Duration Fee:	The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is either (a) in the event the Funding Date occurs during the Blackout Period, the later of (x) 90 days after the Funding Date and (y) 30 days after the Post-Filing Date, due and payable in cash on such later date or (b) in the event the Funding Date does not occur during the Blackout Period, 90 days after the Funding Date, due and payable in cash on such 90th day (provided, in each case, if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is either (a) in the event the Funding Date occurs during the Blackout Period, the later of (x) 180 days after the Funding Date and (y) 120 days after the Post-Filing Date, due and payable in cash on such later date or (b) in the event the Funding Date does not occur during the Blackout Period, 180 days after the Funding Date, due and payable in cash on such 180th day (provided, in each case, if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which either (a) in the event the Funding Date occurs during the Blackout Period, the later of (x) 270 days after the Funding Date and (y) 210 days after the Post-Filing Date, due and payable in cash on such later date or (b) in the event the Funding Date does not occur during the Blackout Period, 270 days after the Funding Date, due and payable in cash on such 270th day (provided, in each case, if such day is not a business day, the next business day). For purposes hereof, “Blackout Period” means the period (x) beginning on April 16, 2018 and (y) ending on the date that is fifteen (15) business days after the delivery of the financial statements of the Borrower for the fiscal quarter of the Borrower ended April 30, 2018. “Post-Filing Date” means the first business day business day after the end of the Blackout Period.

Other Fees:	The Lead Arranger and the Administrative Agent will receive such other fees as will have been agreed in the Fee Letter.

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Applicable Base Rate Margin:	The Applicable Base Rate Margin shall be the greater of (i) 0% and (ii) the Applicable LIBOR Margin minus 1.0%.

Applicable LIBOR Margin:	The applicable interest margin for a LIBOR loan shall be based on the following grid:

	Pricing Level I (S&P / Moody’s)		Pricing Level II (S&P / Moody’s)	Pricing Level III (S&P / Moody’s)	Pricing Level IV (S&P / Moody’s)	Pricing Level V (S&P / Moody’s)

Public Debt Rating[1]	≥	A- and A3	BBB+ and Baa1	BBB and Baa2	BBB– and Baa3	BB+ and Ba1	≥

Funding Date through 89 days following the Funding Date		100.0 bps	112.5 bps	125.0 bps	137.5 bps	162.5 bps

90th day following the Funding Date through 179th day following the Funding Date		125.0 bps	137.5 bps	150.0 bps	162.5 bps	187.5 bps

180th day following the Funding Date through 269th day following the Funding Date		150.0 bps	162.5 bps	175.0 bps	187.5 bps	212.5 bps

From the 270th day following the Funding Date		175.0 bps	187.5 bps	200.0 bps	212.5 bps	237.5 bps

For the purpose of the foregoing chart, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Rate shall be determined by reference to the available Public Debt Rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Rate shall be set in accordance with Level V until such time as either S&P or Moody’s shall have in effect a Public Debt Rating; (c) if the Public Debt Ratings established by S&P and Moody’s shall fall within different levels, the applicable Interest Margin shall be based upon the higher of such Public Debt Ratings, except that in the event that the lower of such Debt Ratings is more than one level below the higher of such Public Debt Ratings, the applicable Interest Margin shall be based upon the level immediately below the higher of such Public Debt Ratings; (d) if any Public Debt Rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change and (e) if S&P or Moody’s shall change the basis on which Public Debt Ratings are established, each reference to the Public Debt Ratings announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

[1]	NTD: Based on the public credit ratings for senior unsecured, long-term debt without third-party credit enhancement (the “Public Debt Rating”) by S&P and Moody’s.

3

Cost and Yield Protection:	Substantially similar to the Documentation Precedent.

Expenses:	Substantially similar to the Documentation Precedent, subject to changes consistent with Section 5 of the Commitment Letter

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SCHEDULE II

CERTAIN REPRESENTATIONS AND COVENANTS

Representation:2

Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director or officer thereof, is an individual or entity that is (a) the subject or target of any Sanctions or in violation of applicable Anti-Corruption Laws, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the United States federal government (including, without limitation, OFAC), the European Union or Her Majesty’s Treasury or (c) located, organized or resident in a Designated Jurisdiction. No part of the proceeds of the Loans shall be used by the Borrower in violation of [the negative covenant set forth below] or in violation of the Patriot Act, as amended.

Affirmative Covenant:

Maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Negative Covenant:

Directly, or to the Borrower’s knowledge, indirectly, use the proceeds of any [Extension of Credit] (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject or target of Sanctions in each case of this clause (B) in violation of applicable Sanctions or (C) in any other manner that will result in a violation of Sanctions applicable to any party hereto.

[2]	Capitalized terms used in this Schedule II shall have the meanings assigned thereto in the Existing Revolving Credit Agreement.

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EXHIBIT B

PROJECT MALBEC

364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

CONDITIONS PRECEDENT TO FUNDING DATE

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit B is attached or Exhibit A thereto, as the context may require.

The initial borrowing under the Bridge Facility will be subject only to the occurrence of the Effective Date and the following additional conditions precedent:

(i) The Acquisition shall be consummated substantially concurrently with the funding of the Bridge Facility on the Funding Date in all material respects in accordance with the Merger Agreement without giving effect to any amendments, modifications, supplements or waivers by you thereto or consents by you thereunder (including, for the avoidance of doubt, with respect to the “Conditions to the Offer” set forth in the Merger Agreement) that are materially adverse to the Lenders or the Lead Arranger without the Lead Arranger’s prior written consent (not to be unreasonably withheld, delayed or conditioned), it being agreed that (i)(x) any decrease in the cash portion of the consideration less than or equal to 10% of the cash consideration, (y) any decrease in the cash portion of the consideration in excess of 10% of the cash consideration accompanied by a dollar-for-dollar reduction in commitments in respect of the Facility in excess of such 10% decrease and (z) any decrease in the equity portion of the consideration are not materially adverse to the Lenders and Lead Arranger, (ii) any increase in the cash portion of the consideration for the Acquisition that exceeds 10% of the purchase price shall be deemed to be materially adverse to the Lenders and Lead Arranger and (iii) any waiver or modification to the Minimum Condition (as defined in the Merger Agreement as in effect on the date hereof) shall be deemed to be materially adverse to the Lenders and the Lead Arranger.

(ii) The Lead Arranger shall have received the (A) audited consolidated financial statements of the Borrower and its subsidiaries for the three (3) most recently-completed fiscal years ended at least sixty (60) days prior to the Funding Date, and (B) unaudited consolidated financial statements of the Borrower and its subsidiaries for any subsequent interim financial period (other than the fourth quarter of any fiscal year) ended at least forty (40) days prior to the Funding Date. The Lead Arranger hereby acknowledges receipt of the financial statements referenced in the immediately foregoing clause (A) for the fiscal years ended on or prior to January 31, 2018.

(iii) The Administrative Agent shall have received customary opinions of counsel to the Borrower (which shall cover, among other things, authority and enforceability of the Loan Documentation) and of appropriate local counsel and customary corporate resolutions and closing certificates and corporate organizational documents and good standing certificates.

(iv) The Administrative Agent shall have received a solvency certificate as to the Borrower and its subsidiaries on a consolidated basis from the chief financial officer of the Borrower, in substantially the form attached to the Commitment Letter as Exhibit C.

(v) The Specified Credit Agreement Representations and the Specified Merger Agreement Representations shall be true and correct in all material respects as of the Funding Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date.

B-1

(vi) The Administrative Agent shall have received a customary request for credit extension; provided that no such request or any borrowing notice shall include any representations or warranties (other than the Specified Credit Agreement Representations) or a statement as to the absence (or existence) of any default or event of default (other than any absence of an event of default under the Loan Documentation arising from the non-payment of any fees due and payable by the Borrower under the Loan Documentation or the bankruptcy of the Borrower).

(vii) All fees payable pursuant to the Fee Letter on or prior to the Funding Date shall have been paid or shall be paid substantially simultaneously with the funding of the Bridge Facility, in each case, in accordance with the terms of the Fee Letter and (y) all other accrued fees and expenses of the Lead Arranger, the Administrative Agent and the Lenders (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent) payable on or prior to the Funding Date and for which invoices have been presented at least three (3) business days prior to the Funding Date shall have been paid or shall be paid substantially simultaneously with the funding of the Bridge Facility.

B-2

EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned chief financial officer of salesforce.com, inc., a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity, do hereby certify as of the date hereof that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [    ] of the Credit Agreement, dated as of             , among             (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements referred to in Section [    ] of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

3. Based on and subject to the foregoing, after giving effect to the consummation of the Transactions, and all as determined in accordance with GAAP:

(a) the Borrower and its Subsidiaries on a consolidated basis are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in their ordinary course;

(b) the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature in their ordinary course;

(c) the Borrower and its Subsidiaries on a consolidated basis are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which their property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged;

(d) the fair value of the property and assets of the Borrower and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and its Subsidiaries on a consolidated basis; and

(e) the present fair salable value of the property and assets of the Borrower and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts as they become absolute and matured.

C-1

In computing the amount of contingent liabilities for purposes of this Section 3, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability, and all in accordance with GAAP.

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C-2

IN WITNESS WHEREOF, salesforce.com, inc. has caused this certificate to be executed on its behalf by its chief financial officer as of the date first written above.

SALESFORCE.COM, INC.

By:
Name:
Title:

C-3